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                                                                   EXHIBIT 10.24

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of April 22, 1998, by and among GENOMIC SOLUTIONS INC., a Delaware corporation ("Purchaser"), INSIGHT BIOMEDICAL IMAGING, INC., a Delaware corporation ("Seller"), and SANDRA REEVES and NIGEL FLEMING, the majority shareholders of Seller (collectively, the "Shareholders").

                                    RECITALS:

         A. Among other things, Seller is engaged in the business of designing, developing, manufacturing, marketing, selling and servicing cellular based research and clinical instrumentation products worldwide (the "Meridian Business").

         B. Seller desires to sell, and Purchaser desires to purchase, all of the operating assets of Seller now or previously used or usable which are in connection with the operation of the Meridian Business, and certain other intangible assets associated with the Meridian Business, for the consideration and upon the terms and conditions set forth below. Seller acquired all such assets from Meridian Instruments, Inc.

         NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, the parties agree as follows:

                                    ARTICLE I

         PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

         1.1 PURCHASE AND SALE OF MERIDIAN ASSETS. Subject to all of the terms and conditions contained in this Agreement, and except as provided below, on the Closing Date (defined below), Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all assets and properties of every kind and nature, real and personal, tangible and intangible, wherever situated, owned by Seller or in which Seller has any right or interest, that are used or usable in connection with the Meridian Business (all such assets and properties being referred to in this Agreement as the "Meridian Assets"), including, without limitation, the following:

                  (a) Inventories. All inventories of whatever nature or kind relating to the Meridian Business;

                  (b) Equipment and Other Personal Property. All equipment, machinery, furniture and fixtures, motor vehicles, office machines, maintenance and office supplies, signs, leasehold improvements, and all other tangible personal property ("Personal Property") used or usable in connection with the Meridian Business, including, without limitation, the assets listed on the attached Schedule 1.1(b);



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                  (c) Business Records. To the extent they relate to the
         Meridian Business or the Meridian Assets, all data bases, sales and business records, inventory records, product specifications, correspondence, maintenance, operating and production records, personnel records of Seller's employees, credit records (or copies thereof) of customers and vendors, customer and vendor lists, marketing or other studies, cost and pricing information, and originals or copies of all books, records and other documents which relate to the Meridian Business or the Meridian Assets;

                  (d) Licenses. To the extent permitted under applicable law or regulation, all Licenses (defined below);

                  (e) Intangibles. All right, title and interest, if any, which Seller has in any intangible property, rights or claims relating to the Meridian Business or to the Meridian Assets to be transferred, including, without limitation, the non-exclusive transferable worldwide license under U.S. Patent Re 34, 214 granted by Molecular Dynamics, Inc., all right, title and interest, if any, which Seller has in the names "Meridian" and "Insight", and all variations of those names, provided that this Section shall not preclude Seller's use of "Insight" in its corporate name, goodwill to the extent the same exists, patents and applications for patents, copyrights (including registrations) and applications for copyrights, trademarks and applications for trademarks, service marks and applications for service marks, logos and other commercial symbols, trade names and the like, and interests thereunder, telephone numbers, prepaid expenses, credits, claims for refund and other prepaid items, and all other property and rights used or usable in connection with the Meridian Business, of whatever kind or nature, whether or not specifically referred to in this Agreement ("Intangibles");

                  (f) Accounts Receivable. All accounts, customer accounts and notes receivable relating to the Meridian Business, which have been booked after March 24, 1998, including without limitation, those described on the attached Schedule 1.1(f) (the "Purchased Accounts Receivable").

                  (g) Meridian Business Contracts, Leases and Agreements. All agreements, leases and service contracts (i) to which Seller is a party, to which the Meridian Assets are subject or which relate to the Meridian Business, and (ii) which are listed on the attached Schedule 1.1(g) (the "Assumed Meridian Business Contracts");

                  (h) Warranty Rights. All third party warranties in favor of Seller relating to the Meridian Business or the Meridian Assets, whether express or implied, and claims arising under warranties, representations and guaranties made to Seller in connection with the Meridian Business;

                  (i) Litigation Claims. All claims and rights concerning any litigation in which, in connection with or with respect to the Meridian Business, Seller is a claimant; and



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                  (j) Cash. All cash received by Seller to the extent set forth in Section 13.12.

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 1.1 above, the following assets (collectively, the "Excluded Assets") are not being sold by Seller to Purchaser and shall not be included as part of the Meridian Assets to be conveyed:

                  (a) Assets Not Related to the Meridian Business. Any and all assets not owned by Seller, or in which Seller does not have an interest, and any and all assets whether or not owned by Seller, not used or usable in connection with the Meridian Business;

                  (b) Subsidiary. Seller's interest in Meridian Instruments Far East ("MIFE") and any and all assets and liabilities associated in any way with MIFE;

                  (c) Cash on Hand. All cash on hand, except to the extent contemplated in Section 13.12;

                  (d) Securities. All marketable securities of whatever nature or kind;

                  (e) Corporate Records. The minute books, stock books, corporate seal and other corporate records of Seller relating to its organization and existence;

                  (f) Excluded Contracts. Any and all oral or written contracts, leases or agreements other than the Assumed Meridian Business Contracts (the "Excluded Meridian Business Contracts");

                  (g) Excluded Inventory. Those items listed on the attached
         Schedule 1.2(g).

                  (h) Tax Returns. All tax returns of Seller and all tax refunds due Seller from any governmental agency;

                  (i) Employee Benefit Plans. The Employee Benefit Plans (defined below) and, any other employee benefit plans of Seller; and

                  (j) Other Excluded Assets. Those items listed on the attached
         Schedule 1.2(j).

         1.3 ASSUMPTION OF LIABILITIES. Purchaser shall not assume, or purchase the Meridian Assets subject to, and Purchaser shall not be liable for, any liabilities of Seller, regardless of nature, type or kind, whether matured or contingent, except for those obligations of Seller arising from and after the Closing Date with respect to (i) the Assumed Meridian Business Contracts, and
(ii) Seller's trade payables that are both directly related to the Meridian Business and listed on the attached Schedule 1.3. The assumption by Purchaser of any of Seller's liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Seller as compared to the rights and remedies which such third party would have had against Seller had Purchaser





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not assumed the liabilities. Seller shall perform, pay and discharge when due all of its obligations and liabilities other than those which Purchaser has specifically agreed to assume pursuant to this Section 1.3, as well as any other known, contingent or unknown liabilities of Seller.

                                   ARTICLE II

                     PURCHASE PRICE, PAYMENT AND ALLOCATION

         2.1 CONSIDERATION. For and in consideration of the Meridian Assets, Purchaser shall pay to Seller Six Hundred Fifty Thousand Dollars ($650,000) (the "Purchase Price"), as follows: (i) Purchaser shall pay to the parties listed on the attached Schedule 2.1 (the "Secured Creditors") the amounts set forth opposite their respective names; and (ii) Purchaser shall pay the balance of the Purchase Price to Seller, by certified check or wire transfer of immediately available funds at the Closing (defined below). For all purposes relevant to this Agreement, all amounts paid to the Secured Creditors shall be deemed to have been paid by Purchaser to Seller and then by Seller to such Secured Creditors. Contemporaneously with the payments to the Secured Creditors, such Secured Creditors shall deliver to Purchaser releases or discharges, in form and content acceptable to Purchaser, of their Liens on or in the Meridian Assets as identified in Schedule 3.7.

         2.2 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the Meridian Assets in the manner set forth on the attached Schedule 2.2. Seller and Purchaser agree that the consideration payable for the Meridian Assets is set forth on the attached Schedule 2.2 and is consistent with their negotiations and agreement; and Seller and Purchaser shall each act in a manner consistent with Schedule 2.2 in (i) filing Internal Revenue Form 8594, captioned "Asset Acquisition under Section 1060"; and (ii) paying sales and other transfer taxes and making any and all other tax filings in connection with the purchase and sale of the Meridian Assets pursuant to this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         Seller and the Shareholders understand that each of the following representations, warranties and covenants are material and have been and will be relied on by Purchaser in connection with the consummation of the transactions contemplated in this Agreement. Seller and the Shareholders jointly and severally represent, warrant and covenant to Purchaser that the statements contained in this Article III are true, correct and complete in all respects as of the date of this Agreement and will be true, correct and complete in all respects as of the Closing Date (as though made on the Closing Date); provided, however, that the representations and warranties of the Shareholders are limited to Sections 3.1, 3.2, 3.22. and 3.23 only, to reflect the scope of their limited involvement with the Seller:

         3.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority,



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and all franchises, licenses and permits, necessary to own, lease and operate its respective properties and assets and to carry on its businesses as presently conducted. The attached Schedule 3.1 sets forth each jurisdiction in which the Seller is licensed or qualified to do business as a foreign corporation. Seller is duly qualified to do business as a foreign corporation in all jurisdictions where the nature of its business makes such qualification necessary. Except as set forth on Schedule 3.1, Seller has no wholly or partially owned subsidiaries, and Seller does not own or control, in whole or in part, any other corporation, association, limited liability company, partnership or other business entity or association.

         3.2 POWER AND AUTHORITY. Seller and the Shareholders have, and on the Closing Date will have, all requisite power and authority to enter into, carry out and perform their obligations under this Agreement and all other instruments and agreements contemplated in this Agreement. The execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by Seller's Board of Directors and shareholders in accordance with applicable law and Seller's constituent documents. This Agreement constitutes, and all agreements and instruments contemplated hereby when executed and delivered in accordance with the terms of this Agreement will constitute, valid and binding obligations of Seller and the Shareholders, enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, and other laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles.

         3.3 ABSENCE OF VIOLATIONS. Neither the execution, delivery, performance or compliance of or with this Agreement or any other agreements contemplated herein, nor the consummation of the transactions contemplated herein, will (i) violate, conflict with, or constitute a default or breach of Seller's Certificate of Incorporation or bylaws, or other constituent documents; (ii) constitute a violation by Seller or the Shareholders of any law, rule, regulation, ordinance, order, writ, injunction, decree or judgment applicable to Seller or the Shareholders and affecting the Meridian Assets or Meridian Business; (iii) result, or with the passage of time will result, in any breach or violation of, or be in conflict with or constitute a default under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, any document or instrument binding on or affecting Seller or the Shareholders, the Meridian Assets or the Meridian Business, subject to obtaining the consents set forth on the attached Schedule 3.22; or (iv) result in the creation of any lien, charge or encumbrance on any of the Meridian Assets.

         3.4 FINANCIAL STATEMENTS. The attached Schedule 3.4 consists of Seller's compiled balance sheets and the related statements of operations, retained earnings and cash flows for Seller for its first fiscal year ended December 31, 1997, issued by management (the "Annual Financial Statements"), and the pro forma interim financial statements for the quarter ended March 31, 1998 (the "Existing Pro Forma Interim Statements"). Seller shall promptly deliver not later than the 5th business day of each next succeeding month, the month-end financial statements of Seller beginning with the month ended April 30, 1998 and continuing through the month preceding the month in which the Closing Date occurs, each certified by Seller's Chief Financial Officer (the "Monthly Statements" and together with the Existing Pro Forma Interim Statements, the "Interim Statements", and together with the Existing Pro Forma Interim



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Statements and the Annual Financial Statements, the "Statements"). The Annual
Financial Statements are true, correct and complete in all material respects, present fairly and accurately the financial position of Seller as at such dates and the results of its operations and earnings for the periods indicated thereon, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated ("GAAP"). The Interim Statements have been or will be prepared in accordance with GAAP, except to the extent disclosed in the Existing Pro Forma Interim Statements. The Statements make full and adequate provisions for all obligations, liabilities or commitments, whether fixed or contingent as of the respective periods described in them.

         3.5 NO UNDISCLOSED LIABILITIES OR CHANGES. Except as disclosed on the attached Schedule 3.5 or reflected in the Statements, and except for current liabilities incurred by Seller in the ordinary course of the Meridian Business since March 24, 1998, Seller has not incurred any debts, liabilities or obligations of any nature or kind, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including without limitation, any debts, liabilities (including tax liabilities due or to become due) or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the date as of which this representation is made. Seller is not aware of any existing, proposed or threatened change which could result in a material adverse change to Seller, the Meridian Business, the Meridian Assets or the future prospects of the Meridian Business. Since March 24, 1998, there has not occurred any material adverse change in the Meridian Assets, the Meridian Business or the liabilities, business, financial condition, operations, results of operations or future prospects of Seller or the Meridian Business, and from such date through the Closing Date, Seller has and will maintain the Meridian Assets in a prudent manner in the ordinary course, and will carry on the Meridian Business in the ordinary course, consistent with past practices. Except as set forth in Schedule 3.5, Seller has not: (i) permitted or suffered any material adverse change in its Meridian Assets, other than sales of inventory, if any, in the ordinary and normal course of the Meridian Business consistent with past practices; (ii) suffered any material change, destruction or loss adversely affecting the Meridian Assets; (iii) suffered any event or condition of any character, which materially and adversely affects the Meridian Business or Meridian Assets; (iv) entered into any employment, bonus, deferred compensation, incentive compensation, service award, pension, retirement or other benefit arrangement, other than employment arrangements entered into in the ordinary course of the Meridian Business and terminable "at will" by the Seller or the employee; (v) entered into any, or amended or terminated any existing, material contract, agreement, franchise, permit or license concerning or relating to the Meridian Business or the Meridian Assets; (vi) incurred any material debts or obligations or mortgaged, pledged or subjected to lien any of the Meridian Assets or its properties, or entered into any commitment to borrow money or guaranteed any debts or obligations of any person or entity, which will encumber the Meridian Assets after conveyance to the Purchaser or will otherwise be binding on the Purchaser; (vii) sold or transferred any of the Meridian Assets or its properties, except in the ordinary course of the Meridian Business, or canceled, compromised or waived any debts, claims or rights of material nature; (viii) suffered any strike, unauthorized work stoppage, organizing attempts, grievances, or any like activities, affecting any of its employees; (ix) discharged or satisfied any lien or encumbrance, or paid any obligation or liability, except current liabilities becoming due in the ordinary course of the Meridian Business; (x) terminated or modified any



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material agreement, right or license benefiting Seller or the Meridian Business;
(xi) revalued its assets; (xii) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body materially affecting the Meridian Business or the Meridian Assets; (xiii) in connection with the Meridian Business, failed to replenish its inventories, if any, and supplies in a normal and customary manner or made any purchase commitment in excess of normal, ordinary and usual requirements, or made any material change in its selling, pricing, advertising or personnel practices;
(xiv) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of Seller; (xv) entered into any transaction concerning or relating to the Meridian Business other than in the ordinary course of the Meridian Business, other than this Agreement; (xvi) entered into any agreement or made any payment of any nature, directly or indirectly, to any shareholder, director, officer, employee or affiliate of Seller, except as compensation for services performed in amounts consistent with past practices or goods purchased in the ordinary course of Meridian Business; (xvii) made any distributions of any nature whatsoever directly or indirectly to any person or firm who is a shareholder or owner of Seller; or (xviii) entered into any agreement or made any commitment to do any of the things described in clauses
(i) through (xvii) above. Further, without the prior written approval of Purchaser, from the date hereof through the Closing Date, Seller shall not, whether by act or omission, voluntarily or involuntarily, cause or allow any of the events or things described in clauses (i) through (xviii) above to occur.

         3.6 TAX MATTERS. Seller has duly filed all tax returns and reports required to be filed by it, including, where applicable, all federal, foreign, state, county and local income, gross receipts, excise, import, property, franchise, ad valorem, license, sales, use, and withholding tax reports and returns. Seller has filed all reports required by law or regulation to be filed and has duly paid, or accrued on its books of account and will pay when due, all duties and charges due or assessed against it, the Meridian Business or the Meridian Assets. There are not now, nor on the Closing Date will there be, any assessments, charges, paybacks or obligations requiring payment of any nature or description against any of the Meridian Assets which remain unpaid, except for current taxes not yet due or payable and except for the liabilities to be assumed by Purchaser pursuant to Section 1.3.

         3.7 TANGIBLE PROPERTY. Seller has good and marketable title to and owns each item of tangible Personal Property used in the Meridian Business or reflected on Seller's books and records as owned by it and used in connection with the Meridian Business, free and clear of all title defects and objections, security interests, liens, charges and encumbrances of any nature whatsoever ("Liens") other than those Liens set forth on the attached Schedule 3.7, all of which will be released at or prior to the Closing. Seller will convey to Purchaser all Personal Property necessary for the conduct of the Meridian Business as presently conducted, free and clear of all Liens, and Schedule 1.1(b) attached hereto contains a true and complete list of all Personal Property used in the operation of the Meridian Business as presently conducted. Except as disclosed on Schedule 3.7, Seller does not lease any item of tangible Personal Property used in the Meridian Business to or from any third party (all leased tangible Personal Property is referred to in this Agreement as the "Leased Personal Property" and, together with the Leased Real Property (defined below), the "Leased Property").




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         3.8 REAL PROPERTY OWNED. Seller does not own, and has never owned, in whole or in part, any real property which is or was used, in any way, in connection with the Meridian Business.

         3.9 REAL PROPERTY LEASED. The attached Schedule 3.9 lists and briefly describes all real properties leased or subleased to Seller and used in connection with the operation of the Meridian Business (the "Leased Real Property"). Except as set forth on Schedule 3.9, no property insurer or similar body has made any recommendations with respect to any parcel of Leased Real Property which have not been complied with, and all structures on the Leased Real Property meet all qualifications for "highly protected risk" classification for fire insurance purposes. Except as set forth on Schedule 3.9, and except for the properties identified in Schedule 3.9, Seller has never leased or subleased any real property for use in connection with the operation of the Meridian Business. Seller has delivered to Purchaser true, correct and complete copies of the leases and subleases listed on the attached Schedule 3.9. Except as disclosed on Schedule 3.9, all of the Meridian Assets are located at the Leased Real Property. Except as set forth on the attached Schedule 3.9, with respect to each such lease or sublease:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                  (c) neither Seller nor any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, could constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

                  (d) no party to the lease or sublease has repudiated any of its provisions;

                  (e) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                  (f) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered all or any portion of its interest in the leasehold or subleasehold;

                  (g) all facilities leased or subleased under the lease or sublease have been operated and maintained in accordance with applicable laws, rules and regulations;

                  (h) all facilities leased or subleased under the lease or sublease are supplied with utilities and other services necessary for the operation of such facilities; and

                  (i) all facilities leased or subleased under the lease or sublease are in good operating condition, and would not, with ordinary wear and tear, require major repair or replacement during the remainder of the lease term.



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         3.10 INTELLECTUAL PROPERTY. The attached Schedule 3.10 sets forth a complete and accurate list of all patents and applications for patents, copyrights (including registrations) and applications for copyrights, trademarks and applications for trademarks, service marks and applications for service marks and logos and other commercial symbols used in connection with the Meridian Business, and any and all assumed and corporate names (other than its current name, as set forth in the preamble to this Agreement) under which Seller has in the past conducted or is currently conducting business. Except as disclosed on Schedule 3.10, Seller's use of the Intangibles is not governed by or pursuant to a license or similar agreement from any third party. Seller owns or has the right to use all of the Intangibles and all other rights necessary for the operation of the Meridian Business. Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its Intangibles. With respect to each Intangible:

                  (a) Seller owns and possesses all right, title and interest in and to the Intangible;

                  (b) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand has been instituted, is pending or, to Seller's knowledge, is threatened, which challenges the legality, validity, enforceability, use or ownership of the Intangible, except to the extent set forth in letters dated October 3, 1997 and December 3, 1997 from Optiscan Inc., copies of which are attached to Schedule 3.10;

                  (c) Seller's use of such Intangible does not interfere with, infringe upon, misappropriate or otherwise conflict with the rights of others, and such item is not being interfered with, infringed upon, misappropriated or violated by others and is not subject to any outstanding judgment, order, decree, stipulation, injunction or charge;

                  (d) Seller has never received any charge, complaint, claim or notice of interference, infringement, misappropriation or violation with respect to the Intangible;

                  (e) no license, agreement or permission pertaining to the Intangible has been granted by Seller; and

                  (f) Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or violation with respect to the Intangible.

         3.11 INVENTORY. Seller's inventory of the Meridian Business is, and Seller's work-in-process of the Meridian Business, when completed will be, merchantable and fit for the purpose for which it was procured or manufactured, useable and saleable in the ordinary course of the Meridian Business, and carried on the Statements at an amount not in excess of net realizable value.

         3.12 CONTRACTS. The attached Schedule 3.12 is a true, complete and accurate list of all material agreements, leases and contracts concerning or relating to the Meridian Business and to which Seller is a party or to which the Meridian Assets are subject, whether oral or written (the "Meridian Business Contracts"). Except for the Meridian Business Contracts, Seller is not a




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party to any material written or oral agreement, lease or contract affecting or relating to the Meridian Assets or the Meridian Business in any way. The Meridian Business Contracts constitute all material agreements, documents and leases necessary for the operation of the Meridian Business as presently conducted. Seller has delivered to Purchaser true and correct copies of all such written Meridian Business Contracts and a comprehensive summary of all such Meridian Business Contracts which are oral. All of the Assumed Meridian Business Contracts are valid, in full force and effect, and enforceable in accordance with their terms, and, except to the extent disclosed in Schedule 3.22, all of the Assumed Meridian Business Contracts are assignable to Purchaser in accordance with their terms. None of the Assumed Meridian Business Contracts have been terminated or canceled by Seller or the other parties thereto with respect to the current year or future years. Further, no party to an Assumed Meridian Business Contract has limited its business relationship with Seller in any material respect. No party to any Assumed Meridian Business Contract is in material default, nor has any notice of default been received by Seller, and, there exists no event, condition or occurrence which, after notice or lapse of time, or both, could constitute a material default under any Assumed Meridian Business Contract. Seller and every other party to the Assumed Meridian Business Contracts have in all respects performed or are performing all obligations required to be performed by them. This Agreement and the consummation of the transactions contemplated herein will not violate or cause a default under any of the Assumed Meridian Business Contracts.

         3.13 COMPLIANCE WITH LAWS; PERMITS AND LICENSES. Seller is in compliance with all laws, rules, regulations and orders applicable to it, its operation of the Meridian Business, its lease of the Leased Property or the Meridian Assets. To Seller's knowledge, neither Seller's use of the Meridian Assets, or its lease of the Leased Property, nor the operation of the Meridian Business violates any laws, rules, regulations or orders. The attached Schedule
3.13 lists all federal, state, local and foreign governmental franchises, permits, licenses or other authorizations held by Seller in connection with its ownership or use of the Meridian Assets, its lease of the Leased Property or its operation of the Meridian Business (the "Licenses"), true and correct copies of all of which have been delivered to Purchaser. All of the Licenses are in full force and effect, and except to the extent disclosed in Schedule 3.22, are assignable or transferable to Purchaser in connection with the consummation of the transactions contemplated in this Agreement. Seller has obtained all permits, licenses, franchises and other authorizations necessary or desirable with respect to, and has complied with all laws applicable to, the operation of the Meridian Business, the ownership of the Meridian Assets or the lease of the Leased Property, and Seller has not engaged in any activity which would cause revocation or suspension of any of the Licenses. Except as set forth on Schedule 3.13, no action or proceeding looking to or contemplating the revocation or suspension of any of the Licenses is pending or threatened.

         3.14 ACCOUNTS RECEIVABLE. The attached Schedule 1.1(f) contains a true and complete list of all notes and accounts receivable of Seller which are related to the Meridian Business and which have been booked since March 24, 1998. At the Closing, Seller shall deliver to Purchaser a true and complete list of all notes and accounts receivable of Seller booked since March 24, 1998, which are related to the Meridian Business. Except as set forth on the attached
Schedule 3.14, all Purchased Accounts Receivable of Seller are (i) to the extent applicable, reflected properly on the Statements; (ii) valid receivables from bona fide sales arising in the ordinary course of business; (iii) subject to no defenses, set-offs or counterclaims; and
(iv) current and collectible in the ordinary course of business.

         3.15 INSURANCE. Except as set forth on the attached Schedule 3.15, Seller has maintained and now maintains insurance with respect to the Meridian Assets, the Leased Property and the Meridian Business, covering property damage by fire or other casualty, and against such liabilities, claims and risks, including, without limitation, product liability and workers compensation, and in such amounts as is customary or appropriate in the industry. Schedule 3.15 contains a true and correct summary of all such insurance policies now maintained by Seller setting forth the names of the insured and the insurer, policy numbers, the types of coverage, premium payments or basis of payment, deductible amounts and limits of coverage. Except as set forth on Schedule 3.15, no such policy of insurance is subject to any deductible, self-insured retention, retrospective rating agreement, indemnification agreement or any other method or device by which the insured person is subject to all or any part of the liability for any or all claims. True, correct and complete copies of all insurance policies listed on Schedule 3.15 have been delivered to Purchaser. All current insurance policies will be in full force and effect through the Closing Date. Those policies scheduled to expire before the Closing Date will be renewed or replaced with comparable coverage. Except as set forth in Schedule 3.15, no event has occurred forming the basis of any present property, casualty, fidelity, liability or workers compensation claim against Seller and relating to the Meridian Assets, the Leased Property or the Meridian Business which has not been reported to the appropriate carrier, is not fully covered by insurance or which may reasonably be expected to exceed the available limits of liability of the applicable insurance policy or policies. There has been no material breach of any of Seller's obligations under any of the insurance policies referred to in Schedule 3.15. All policies listed in Schedule 3.15 are carried in amounts and with carriers sufficient to fulfill the requirements of the Meridian Business and all laws or ordinances in effect in jurisdictions or locations where the Seller conducts the Meridian Business and which require Seller to maintain such coverage. Since acquiring the Meridian Assets, Seller has not been denied insurance coverage or had insurance coverage revoked or rescinded by a carrier in respect of the Meridian Assets, the Leased Property or the Meridian Business. There are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance to Seller or by any board of fire underwriters or other similar body or by any governmental authority exercising similar functions which require or recommend any changes in the conduct of the Meridian Business or any repairs or other work to be done with respect to any of the Meridian Assets or the Leased Property. The attached
Schedule 3.15 contains all available loss runs setting forth all property, general and products liability and workers compensation claim activity against the Meridian Business, including the date and place of the occurrence, the claimant's name, reserves, amounts paid, a brief description of the incident and whether the claim is open or closed. Except as set forth on Schedule 3.15, Seller does not know of any occurrence, circumstance, or event which could reasonably be expected to result in any such claim.

         3.16 EMPLOYEES. The attached Schedule 3.16 contains a complete and accurate list of: (i) all of Seller's employees who perform services or duties in connection with the Meridian Business (the "Meridian Business Employees");
(ii) each such Meridian Business Employee's salary or hourly rate currently in effect and annual bonus (last paid or payable), if any; (iii) all fringe benefits or incentive paid or payable to each Meridian Business Employee and the total value of such other fringe benefits and incentives (including the number of each Meridian Business Employee's accrued but unused vacation days); and (iv) any bonus or other payment earned but not yet paid such Meridian Business Employee. From March 24, 1998 through the Closing Date, Seller has not and will not increase the compensation payable or to become payable, or the benefits provided to, any Meridian Business Employee except in the ordinary course of business consistent with past practices and only after prior notice to Purchaser. All accrued vacation, sick days and personal days due Seller's Meridian Business Employees terminate as of the anniversary date of each such Meridian Business Employee's employment with the Seller. Except as set forth on the attached Schedule 3.16, all Meridian Business Employees are actually at work, and no Meridian Business Employees are currently on leave of absence, layoff, military leave, suspension, sick leave, workers' compensation, salary continuance or short or long term disability or otherwise not actively performing his or her work during all normally scheduled business hours. To Seller's knowledge, there are no charges with respect to or relating to the Meridian Business pending before the Equal Employment Opportunity Commission or any agency relating to unlawful employment practices. To Seller's knowledge, there are no internal claims of sexual harassment or any other form of discrimination relating to the Meridian Business.

         3.17 EMPLOYEE BENEFITS. Except for the employee benefit plans listed on
Schedule 3.17 (collectively, the "Employee Benefit Plans"), Seller is not a party to or bound by, and has no liability with respect to, any profit sharing, stock option, pension, severance, retirement, stock purchase, hospitalization, group or individual life, disability or health insurance, or employee welfare benefit or similar plan or agreement. True and correct copies of each Employee Benefit Plan and all documents pursuant to which the Employee Benefit Plans are maintained, administered and funded have been delivered to Purchaser. Seller shall timely pay all amounts due under or with respect to the Employee Benefit Plans, and Seller does not, nor will it prior to the Closing Date, participate in, contribute to, nor employ any persons covered by a multiemployer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and has not, and will not, prior to the Closing Date, incur any withdrawal liability within the meaning of Title IV of ERISA. Seller has materially complied with, and will through and after the Closing Date, continue to materially comply with the Employee Benefit Plans and all requirements of law relating thereto and Purchaser shall have no liability or responsibility whatsoever with respect to the Employee Benefit Plans. Seller has no liability or reasonable expectation of liability with respect to (i) any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) any multiemployer plan (within the meaning of Section 3(37) of ERISA), (iii) any employee benefit plan described in Section 4063 of ERISA or Section 413(c) of the Internal Revenue Code of 1986, as amended and Treasury regulations promulgated thereunder, or (iv) any employee benefit plan providing health, life or other welfare-type benefits to current, future or former employees, independent contractors, directors or shareholders (and/or their dependents), other than continuation coverage required pursuant to Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage law.

         3.18 EMPLOYEE RELATIONS. Except as set forth on the attached Schedule 3.18, there are no written or oral collective bargaining or other employment contracts, agreements or understandings with or affecting any Meridian Business Employee. Except as set forth on the attached Schedule 3.18, hours worked by, and payments made to, all Meridian Business Employees have been in compliance with the Fair Labor Standards Act and other applicable federal, state or local laws. Except as set forth on the attached Schedule 3.18, all payments determined to be due from Seller on account of any Meridian Business Employee's work, health or welfare insurance, under any agreement, whether oral or written, will have been paid as of the Closing Date. Any amounts due to or with respect to all Meridian Business Employees, including health and welfare or workers compensation benefits, incurred prior to the Closing Date, which cannot be determined on or before the Closing Date, shall be paid by Seller immediately on determination, and Purchaser shall not, in any way, be deemed to be liable for any such amounts. Except as set forth on the attached Schedule 3.18, there are no vacation monies which have been earned by any Meridian Business Employee under any agreement, whether oral or written, that have not been paid, nor are there any severance payments which could become payable by Purchaser under the terms of any oral or written agreement or commitment. Except for the Employee Benefit Plans, Seller has no pension, profit sharing, retirement or similar plan, or other employee benefit plan, in effect. Except as set forth on the attached Schedule 3.18, (i) there is no unfair labor practice charge or complaint concerning the Meridian Business or any Meridian Business Employee pending before any governmental agency in any jurisdiction in which Seller conducts business; (ii) there is no labor strike or material slowdown, work stoppage, lockout or other collective labor action actually pending or threatened against or affecting the Meridian Business, and Seller has not experienced any strike or material slowdown, work stoppage, lockout or other collective labor action in connection with the Meridian Business or by or with respect to any Meridian Business Employees; (iii) there is no representation claim or petition concerning the Meridian Business or any Meridian Business Employee pending before any governmental agency in any jurisdiction in which Seller conducts business, and no question concerning representation exists relating to the Meridian Business Employees; (iv) there are no charges with respect to or relating to the Meridian Business pending before the Equal Employment Opportunity Commission or any agency in any jurisdiction in which Seller conducts business responsible for the prevention of unlawful employment practices; (v) there are no internal charges or claims against Seller concerning the Meridian Business for sexual harassment or discrimination of any kind; (vi) Seller has not received formal notice from any governmental agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Meridian Business and no such investigation is currently in progress; and (vii) to Seller's knowledge, no key Meridian Business Employee or group of Meridian Business Employees has any plans to terminate employment with Seller prior to Closing or to refuse employment with Purchaser after Closing.

         3.19 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. Seller has complied in all material respects with all laws (including rules and regulations thereunder) of all applicable federal, state, local and foreign governments, and their respective agencies, concerning the environment, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation, including, limiting, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1989, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Resource Conservation and Recovery Act, the Michigan Natural Resources and Environmental Protection Act, each as amended, or any other law of any government or agency concerning the storage, treatment, handling, transport, disposal, or the release or threatened release of hazardous substances or hazardous materials, public health and safety or pollution or protection of the environment (collectively, the "Environmental Statutes"). Except as set forth on Schedule 3.19, no environmental conditions have existed on the Leased Real Property while leased by Seller, and no environmental conditions currently exist on the Leased Real Property that violated or currently violate any Environmental Statue, where such environmental conditions will result in Purchaser incurring any costs or expenses for damages, fines, penalties, environmental remediation expenses or environmental removal expenses as a result of actions or proceedings by any federal, state or local environmental protection agency or department or by any third party. Except as set forth on Schedule 3.19, there are no Hazardous Substances, as defined, currently utilized at or, currently stored at the Leased Real Property except for those for which permits have been obtained and are in effect or are present in a manner or in quantities which do not require issuance of permits under the Environmental Statutes. Except as set forth on Schedule 3.19, there is no contamination in soils or groundwater of or beneath the Leased Real Property above levels that exceed remediation standards based on regulations, guidance or risk-based criteria warranting studies or remediation or both which would have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the Meridian Assets or the Meridian Business. "Hazardous Substances" shall mean any material presently listed, defined, designated or classified as hazardous, toxic or radioactive, under any Environmental Statute, whether by type or by quantity, and petroleum or any derivative or by-product thereof.

         3.20 LITIGATION. Except as set forth on the attached Schedule 3.20, there are no actions, suits, investigations or proceedings pending or, to Seller's knowledge, threatened against Seller, the Meridian Business, the Meridian Assets or the Leased Property, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality which could affect, in any way, the Meridian Business, the Meridian Assets or the Leased Property. Except as set forth on Schedule 3.20, Seller is not in default with respect to nor is in violation of any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality which relates or could relate to, or the default with respect to which or the violation of which could affect, the Meridian Business, the Meridian Assets or the Leased Property in any way.

         3.21 WARRANTIES. All products manufactured by Seller in connection with the Meridian Business are in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liability) for replacement of any such products or other damages in connection therewith.

         3.22 CONSENTS. Except as set forth on the attached Schedule 3.22, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or agency or any other third party is required on the part of Seller or the Shareholders in connection with the valid execution and delivery of this Agreement or the consummation of the transactions herein contemplated.

         3.23 BROKERS' FEE. Neither Seller nor the Shareholders will be liable for any business broker's fee or similar fees or expenses in connection with the transaction contemplated in this Agreement.

         3.24 MERIDIAN ASSETS; TITLE. Upon consummation of the transactions contemplated in this Agreement, Purchaser will acquire title to all of the Meridian Assets, free and clear of all Liens. The Meridian Assets consist of all properties and assets necessary for the operation of the Meridian Business as presently conducted by Seller, and no officer, director, employee, shareholder or affiliate of Seller owns or has an interest in any properties or assets necessary for the operation of the Meridian Business as presently conducted.

         3.25 DISCLOSURE. No representation or warranty by the Seller or the Shareholders contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements herein or therein not misleading, or necessary in order to provide Purchaser with all pertinent information regarding the Meridian Assets, the Leased Property and the Meridian Business.

                                   ARTICLE IV

         REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

         Purchaser understands that each of the following representations, warranties and covenants are material and have been and will be relied on by Seller in connection with the consummation of the transactions contemplated in this Agreement. Purchaser represents, warrants and covenants to Seller that the statements contained in this Article IV are true, correct and complete in all respects as of the date of this Agreement and will be true, correct and complete in all respects as of the Closing Date, as though made on the Closing Date:

         4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority, and all franchises, licenses and permits, necessary to own, lease and operate its respective properties and assets and to carry on its businesses as presently conducted. The Purchaser is licensed to do business as a foreign corporation in the State of Michigan.

         4.2 POWER AND AUTHORITY. Purchaser has, and at the Closing Date will have, all requisite power and authority to enter into this Agreement and all other instruments and agreements contemplated hereby, and to carry out and perform its obligations under this

Agreement. The execution of this Agreement and the consummation of the transactions contemplated in this Agreement have been, or by the Closing Date will have been, duly authorized and approved by Purchaser's Board of Directors. This Agreement constitutes, and all agreements and instruments contemplated herein when executed and delivered in accordance with the terms of this Agreement will constitute, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, and other laws of general application relating to or affecting the enforcement of creditors' rights and general equity principles.

         4.3 ABSENCE OF VIOLATIONS. Neither the execution, delivery or performance of or compliance with this Agreement and all other agreements contemplated herein, nor the consummation of the transactions contemplated herein, will (i) violate, conflict with, or constitute a default or breach of Purchaser's Certificate of Incorporation, bylaws or other constituent documents,
(ii) constitute a violation by Purchaser of any law, rule, regulation, ordinance, order, writ, injunction, decree or judgment applicable to Purchaser, or (iii) result in any breach or violation of, or be in conflict with or constitute a default under, any mortgage, indenture, contract, agreement, lease, or instrument in any way binding on Purchaser.

         4.4 BROKERS' FEE. Purchaser is not liable for any business broker's fee, or similar fee or expense, in connection with the transaction contemplated in this Agreement.

                                    ARTICLE V

         CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION AT CLOSING

         The obligation of Purchaser to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by Purchaser:

         5.1 ACCURACY OF REPRESENTATIONS. All representations and warranties made by Seller and the Shareholders in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

         5.2 PERFORMANCE OF AGREEMENT. Seller and the Shareholders shall have performed and complied with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date, and Seller and the Shareholders shall have executed and delivered all of the documents contemplated in this Agreement, all of which shall be satisfactory to Purchaser.

         5.3 CONSENTS AND WAIVERS. Seller shall have obtained all consents, authorizations, approvals and waivers necessary for the consummation of the transaction contemplated in this Agreement.

         5.4 BOARD APPROVAL. The transactions herein contemplated shall have been approved by the Board of Directors of Purchaser.

         5.5 DUE DILIGENCE. Purchaser shall have completed and be satisfied with the results of its due diligence investigation of Seller's assets, liabilities and prospects in its sole discretion. In connection with Purchaser's due diligence investigation, Seller shall have fully cooperated with Purchaser and shall have made available to Purchaser Seller's accountants, attorneys, lenders, employees, officers and other representatives and all records, books of account, documents and information which Purchaser, its agents, representatives, attorneys, accountants or lenders may from time-to-time request, so that Purchaser may investigate all aspects of Seller, the Meridian Business, the Meridian Assets, the Leased Property and the prospects and financial condition of the Meridian Business.

         5.6 LITIGATION. There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered which would; (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement, (ii) cause any of the transactions contemplated in this Agreement to be rescinded following consummation, (iii) adversely affect the right of Purchaser to own, operate or control the Meridian Business, the Meridian Assets or the Leased Property, or (iv) otherwise have a material adverse effect on the operations or financial condition of the Meridian Business, the Meridian Assets or the Leased Property. In addition, no such litigation, action, suit, claim, proceeding, order, investigation or inquiry shall have been initiated between the date of this Agreement and the Closing Date.

         5.7 UPDATING OF DISCLOSURE SCHEDULES. From the date of this Agreement until the Closing, Seller shall have used its best efforts to update all of the Schedules to this Agreement and shall have promptly notified Purchaser of any material changes or additions or events which may cause any change or addition to any such Schedules or in any representation or warranty made pursuant to
Section 4 above. The provisions of this Section 5.7 and any notice by Seller pursuant to this Section 5.7 shall not be deemed in any way to constitute a waiver by Purchaser of the condition set forth in Section 5.1 above which provides in part that the representations and warranties of Seller set forth in
Section 3 above shall be true and correct on the date of this Agreement and on the date of the Closing.

         5.8 NO ENCUMBRANCES. All of the Meridian Assets shall be owned free and clear of all Liens. Any and all Liens and security interests shall be released and discharged, including but not limited to the Liens listed on Schedule 3.7. In addition to the releases and discharges to be delivered to Purchaser as contemplated in Section 2.1, the Secured Creditors shall deliver such other documents as Purchaser shall deem necessary to effect a release or discharge of any of the Liens or security interests.

         5.9 TAX LETTER REQUEST. Seller shall complete, execute and file a Tax Letter Request (Michigan Department of Treasury Form C-3351), with the Michigan Department of Treasury within three (3) business days of the date of this Agreement. Promptly upon receipt of a Tax

Letter from the Michigan Department of Treasury, Seller shall deliver a copy of the Tax Letter to Purchaser.

         5.10 TERMINATION. This Agreement shall not have been terminated pursuant to Section 12.1 of this Agreement.

                                   ARTICLE VI

               CONDITIONS PRECEDENT TO SELLER'S AND SHAREHOLDERS'
                              OBLIGATION AT CLOSING

         The obligation of Seller and the Shareholders to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by Seller:

         6.1 ACCURACY OF REPRESENTATIONS. All representations and warranties made by Purchaser in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

         6.2 PERFORMANCE OF AGREEMENT. Purchaser shall have performed and complied with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date, and Purchaser shall have executed and delivered all of the documents contemplated in this Agreement, all of which shall be satisfactory to Seller.

         6.3 SHAREHOLDERS AND BOARD APPROVAL. Seller shall have obtained the requisite approval of its Board of Directors and shareholders to effect the transactions contemplated by this Agreement.

         6.4 TERMINATION. This Agreement shall not have been terminated pursuant to Section 12.1 of this Agreement.

                                   ARTICLE VII

                                     CLOSING

         7.1 The closing (the "Closing") of the transactions contemplated in this Agreement will be held at the offices of Purchaser's counsel, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, One Woodward Avenue, Suite 2400, Detroit, MI 48226, as soon as reasonably possible following the negotiation and preparation of this Agreement and the attendant documents and after the conditions set forth in the documents and in Article V and Article VI of this Agreement are satisfied. The date on which the Closing is held is referred to in this Agreement as the "Closing Date". In any event, the Closing shall occur no later than April 30, 1998.

         7.2 At the Closing, Seller and the Shareholders shall deliver or cause to be delivered to Purchaser:

                  (a) A Warranty Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Document 7.2(a) (the "Warranty Bill of Sale, Assignment of Assumption Agreement").

                  (b) Certificates of title to the vehicles listed on the attached Schedule 1.1(b), if any.

                  (c) A Covenant not to Compete and Confidentiality Agreement (the "Covenant"), the form of which is attached to this Agreement as Document 7.2(c).

                  (d) A Sharing Agreement (the "Sharing Agreement"), the form of which is attached to this agreement as Document 7.2(d)

                  (e) An opinion of counsel of Seller and the Shareholders, addressed to Purchaser, the form of which is attached to this Agreement as Document 7.2(e).

                  (f) A Sublease (the "Sublease"), the form of which is attached to this Agreement as Document 7.2(f).

                  (g) All of the Meridian Assets.

                  (h) Termination statements discharging and releasing any and all Liens and security interests, including but not limited to those Liens listed on Schedule 3.7.

                  (i) A copy of Seller's Certificate of Incorporation, certified by the Delaware Secretary of State and a Certificate of Good Standing for Seller issued by the Delaware Secretary of State and each and every other state in which Seller is authorized to do business. All such documents shall be dated not earlier then ten (10) days prior to the Closing Date.

                  (j) A certificate, executed by an officer of Seller, to the effect that (i) all of the representations, warranties and covenants made by Seller and Shareholders in this Agreement are true and correct on the Closing Date with the same effect as though made on and as of the Closing Date, (ii) all covenants and agreements undertaken to be performed by Seller and the Shareholders under this Agreement have been taken or performed, (iii) since the date of this Agreement, Seller has operated the Meridian Business only in the ordinary course, and (iv) there has been no material adverse change in the Meridian Business, the Meridian Assets or the Leased Property from the date of this Agreement to the Closing Date. Attached to such certificate shall be a copy of Seller's bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement, and the persons executing such certificate shall certify that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

                  (k) The Intervening Period Payment, as defined in Section
         13.12.

                  (l) Such other documents and instruments as may be reasonably requested by counsel for Purchaser.

         7.3 At the Closing, Purchaser shall deliver or caused to be delivered to Seller:

                  (a) The Purchase Price.

                  (b) The Warranty Bill of Sale, Assignment and Assumption Agreement.

                  (c) The Covenant.

                  (d) The Sharing Agreement.

                  (e) The Sublease.

                  (f) A copy of Purchaser's Certificate of Incorporation, certified by the Delaware Secretary of State and a Certificate of Good Standing for Purchaser issued by the Delaware Secretary of State and the Michigan Department of Consumer and Industry Services. All such documents shall be dated not earlier then ten (10) days prior to the Closing Date.

                  (g) An opinion of counsel to Purchaser, addressed to Seller, the form of which is attached to this Agreement as Document 7.3(g).

                  (h) A certificate, executed by an officer of Purchaser, to the effect that (i) all of the representations, warranties and covenants made by Purchaser in this Agreement are true and correct on the Closing Date with the same effect as though made on and as of the Closing Date, and (ii) all covenants and agreements undertaken to be performed by Purchaser under this Agreement have been taken or performed. Attached to such certificate shall be a copy of Purchaser 's bylaws and a copy of the minutes or resolutions approving the transactions contemplated in this Agreement, and the officer of Purchaser executing such certificate shall certify that, as of the Closing Date, such bylaws and minutes or resolutions are true, complete and correct, have not be altered or repealed and are in full force and effect.

                  (i) Such other documents and instruments as may be reasonably requested by counsel for Purchaser.

                                  ARTICLE VIII

                                EMPLOYEE MATTERS

         8.1 SALARIED AND HOURLY EMPLOYEES.

                  (a) Termination. As used in this Section 8.1, the term "Active Employees" means those salaried or hourly Meridian Business Employees who are actively employed as of the Closing Date (i.e., who are not, as of the date immediately preceding the Closing Date, on leave of absence, layoff, military leave, suspension, sick leave, workers' compensation, salary continuance or long-term or short-term disability or otherwise not actively performing his or her work during all normally scheduled business hours ("Inactive Employees")). Seller shall terminate all of the Active Employees except M. Randal Olinger ("Olinger"), James Jenks ("Jenks") and Jon Carrington ("Carrington") on or as of the Closing Date and shall timely pay all such terminated employees any amounts due through the Closing Date for accrued wages and benefits. In addition, Seller shall timely pay all Active Employees who do not become Continued Employees for all accrued but unused vacation. Purchaser shall credit all Continued Employees with a number of vacation days with Purchaser equal to the number of accrued but unused vacation days such Continued Employee had with Seller as of the Closing Date. Purchaser shall not assume any liability for, inherit or succeed to any employment relationship or any pending labor or employee relations case, or any employment or collective bargaining agreements.

                  (b) Obligation to Hire. Subject to Section 8.1(e) below, effective as of the Closing Date, Purchaser shall offer employment to all of the Active Employees (other than those identified on the attached Schedule 8.1(b) and also other than Olinger, Jenks and Carrington) on terms and conditions which are substantially similar to those under which Purchaser employs persons of similar skill, experience and training as the Active Employees. For the purposes of this Section 8.1, the term "Continued Employees" means those Active Employees accepting such offers of employment.

                  (c) Inactive Employees. Inactive Employees who, but for the fact that they were not actively employed as of the Closing Date, would have been Active Employees may apply for employment with Purchaser when their leave ends or when they are fit for regular duties, and if, at the time, Purchaser has need for an employee with the Inactive Employee's skill, experience, and training, and subject to Section 8.1(d) below, Purchaser shall offer employment to that Inactive Employee on terms and conditions which are substantially similar to those under which Purchaser then employs persons of similar skill, experience and training as such Inactive Employee. On commencement of employment with Purchaser, such Inactive Employee shall, for the purposes of this Section 8.1, be considered a Continued Employee.

                  (d) No Right to Continued Employment. After the Closing, Purchaser may evaluate its employment needs with respect to the Meridian Business, and no provision of this Agreement is intended to or shall confer on any Continued Employee any right to continued employment after the Closing Date.

                  (e) Employee Benefit Plans for Continued Employees. Effective as of their commencement of employment with Purchaser, all Continued Employees shall be covered under the employee benefit plans then maintained by Purchaser, subject to the terms and conditions of such plans (including without limitation, service and other eligibility conditions); provided, however, that such coverage shall not apply to dependents of Continued Employees who, on the date the Continued Employee becomes eligible for coverage, are confined to their home or a hospital. Seller agrees to continue coverage to such dependents until they are no longer restricted from their normal activity or the employment of the Continued Employee with Purchaser terminates. If a Continued Employee whose dependent is disabled should terminate employment with Purchaser before such dependent is able to resume normal activities, Seller shall provide COBRA notice and, if benefits are elected, shall provide coverage to such dependent for as long as the dependent is eligible for COBRA coverage. Seller shall retain all liability to fully perform, pay and discharge all incurred but unpaid claims under the insurance programs provided to employees of the Meridian Business immediately preceding the Closing Date.

                  (f) No Obligation Under Seller's Employee Benefit Plans. Purchaser shall assume no liability or obligation arising under or pursuant to Seller's Employee Benefit Plans. Seller shall indemnify and hold Purchaser harmless from any obligation or liability incurred or arising with respect to Seller's Employee Benefit Plans. Effective as of the Closing Date, Seller shall cause the accrued benefit derived by each Active Employee employed by Seller from Seller's pension plans, if any, to be one hundred percent (100%) vested and nonforfeitable. Seller shall retain all liabilities and obligations, and Purchaser shall assume no liability or obligation with respect to any Active Employee, Inactive Employee or former employee of Seller who does not become a Continued Employee.

                  (g) Retiree Medical Plans. Seller shall retain all assets and liabilities relating to its retiree medical plans and with respect to its Meridian Business Employees who retired before or on the Closing Date and all expenses relating to such retiree medical plans.

                  (h) Workers' Compensation Claims. Seller is and shall be fully responsible and liable for all workers' compensation benefits payable to the Meridian Business Employees for any claim for such benefits arising as the result of an injury or occupational disease sustained while employed by Seller. Seller acknowledges that Purchaser shall have no greater obligation with respect to hiring any Meridian Business Employees who, as of the Closing Date, are on workers' compensation leave than it shall have to any other Inactive Employee. However, on reasonable notice and during normal business hours, Purchaser shall make its employees available to Seller for the purposes of defending workers' compensation claims by Meridian Business Employees.

                  (i) WARN Act. Seller shall be responsible for ensuring that all requirements of the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act") are met in connection with this Agreement and the transactions contemplated by this Agreement, including but not limited to, providing proper notices to employees of Seller and to others. Seller also shall be responsible for all payments due its current or former employees under the WARN Act.

                                   ARTICLE IX

                                 OTHER COVENANTS

         9.1 BEST EFFORTS. From the date hereof and prior to the Closing, Seller will use its best efforts, and will cooperate with Purchaser, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to effect the transactions contemplated hereby, and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

         9.2 COVENANT TO ASSIST PURCHASER'S RETENTION OF SELLER'S EMPLOYEES. As a necessary inducement to cause Purchaser to enter into this Agreement, Seller covenants, warrants and agrees, that it shall use its best efforts to assure Purchaser's retention of all current Active Employees of Seller (except Olinger, Jenks and Carrington) to whom Purchaser offers employment pursuant to Section 8.1(b) above.

                                    ARTICLE X

                   INVESTIGATION, SURVIVAL AND INDEMNIFICATION

         10.1 INVESTIGATION. The investigation by Purchaser and its employees, agents and representatives, of the Meridian Assets, the Meridian Business and any other matters concerning Seller prior to or subsequent to the Closing Date, shall not negate or diminish the representations and warranties of Seller and the Shareholders contained or provided for herein except to the extent Seller can demonstrate that Purchaser had actual knowledge of an inaccurate warranty or representation.

         10.2 SURVIVAL. The representations and warranties set forth in Sections 3 and 4 of this Agreement shall survive for a period of two (2) years after the Closing Date except that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.7, 3.22, 3.24, 4.1, 4.2 and 4.3 shall survive the
Closing Date indefinitely, the representations and warranties set forth in
Section 3.19 shall survive the Closing Date for a period of six (6) years, and the representations and warranties set forth in Section 3.6 shall survive the Closing Date for the applicable statute of limitations period; except that such representations and warranties shall survive the Closing Date indefinitely if they relate to a tax liability of the Meridian Business that is based on misrepresentation or fraud.

         10.3 INDEMNIFICATION OF PURCHASER BY SELLER. Seller hereby agrees indemnify, defend, and hold harmless Purchaser, and its officers, directors, shareholders, employees, successors and assigns (collectively, the "Purchaser Parties"), from and against any and all liability, loss, costs or expenses which any of the Purchaser Parties may suffer and become liable for as a result of or in connection with:

                  (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Seller and the Shareholders contained in, this Agreement, any of the documents contemplated in this Agreement (the "Attendant Documents") or any certificate, schedule, list or other instrument to be furnished by Seller or the Shareholders to Purchaser pursuant to this Agreement or any of the Attendant Documents;

                  (b) any breach or failure of Seller or the Shareholders to perform any covenant or agreement required to be performed by Seller or the Shareholders pursuant to this Agreement or any of the Attendant Documents;

                  (c) Seller's non-compliance with the provisions of any bulk transfer law applicable to the transactions contemplated in this Agreement;

                  (d) The Employee Benefit Plans;

                  (e) Seller's obligation under Section 8.1(i);

                  (f) Seller's failure to obtain appropriate releases or discharges of any and all Liens or security interests on or in the Meridian Assets, including but not limited to the Liens listed on
         Schedule 3.7, notwithstanding Purchaser's waiver of satisfaction in whole or in part of the conditions precedent set forth in Section 5.8;

                  (g) any claim, demand, suit, action or legal, administrative or other proceeding by any person (other than a party) or any federal, state or local department, agency or other governmental body (a "Third Party Claim") against any of the Purchaser Parties resulting from, arising out of or in any way related to (i) the failure of Seller or the Shareholders to perform, pay or discharge any liability not assumed by Purchaser, (ii) the operation of the Meridian Business by Seller prior to the Closing, or (iii) any actual or alleged defect in any product manufactured by Seller prior to the Closing; and

                  (h) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' and consultants' fees (collectively, "Related Expenses"), incident to any of the foregoing;

         provided, however, that within sixty (60) days after learning of the assertion of any Third Party Claim against which any Purchaser Party claims indemnification under this Section 10.3, such Purchaser Party shall notify Seller and afford it the opportunity to join in the defense or settlement thereof at Seller's own expense with counsel of its choosing, and such Purchaser Party shall cooperate fully to make available to Seller all pertinent information under its control or in its possession. Such Purchaser Party shall have the right to afford Seller the opportunity to assume the defense or settlement of such Third Party Claims at its own expense with counsel of its choosing, provided that Seller shall not settle any such claim without the prior written consent of such Purchaser Party.

         10.4 INDEMNIFICATION OF PURCHASER BY THE SHAREHOLDERS. Shareholders hereby agree to jointly and severally indemnify, defend, and hold harmless the Purchaser Parties, from and against any and all liability, loss, costs or expenses which any of the Purchaser Parties may suffer and become liable for as a result of or in connection with:

                  (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Seller and the Shareholders contained in Sections 3.1, 3.2, 3.22 and 3.23 of this Agreement;

                  (b) any breach or failure of Seller or the Shareholders to perform any covenant or agreement required to be performed by Seller or the Shareholders pursuant to this Agreement or any of the Attendant Documents;

                  (c) any Third Party Claim against any of the Purchaser Parties resulting from, arising out of or in any way related to (i) the failure of Seller or the Shareholders to perform, pay or discharge any liability not assumed by Purchaser, (ii) the operation of the Meridian Business by Seller prior to the Closing, or (iii) any actual or alleged defect in any product manufactured by Seller prior to the Closing; and

                  (d) any and all Related Expenses, incident to any of the foregoing;

         provided, however, that within sixty (60) days after learning of the assertion of any Third Party Claim against which any Purchaser Party claims indemnification under this Section 10.4, such Purchaser Party shall notify the Shareholders and afford them the opportunity to join in the defense or settlement thereof at the Shareholders' own expense with counsel of their choosing, and such Purchaser Party shall cooperate fully to make available to the Shareholders all pertinent information under its control or in its possession. Such Purchaser Party shall have the right to afford the Shareholders the opportunity to assume the defense or settlement of such Third Party Claims at its own expense with counsel of its choosing, provided that the Shareholders shall not settle any such claim without the prior written consent of such Purchaser Party.

         10.5 INDEMNIFICATION OF SELLER. Purchaser hereby agrees to indemnify and hold harmless Seller, its shareholders, officers, directors, successors and assigns (collectively the "Seller Parties") from and against any and all liability, loss, cost or expense which any of the Seller Parties may suffer or become liable for as a result of or in connection with:

                  (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Purchaser contained in, this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Purchaser to Seller pursuant to this Agreement or any of the Attendant Documents;

                  (b) any breach or failure of Purchaser to perform any covenant or agreement required to be performed by Purchaser pursuant to this Agreement or any of the Attendant Documents;

                  (c) any Third Party Claim against any of the Seller Parties resulting from, arising out of or in any way related to (i) the failure of Purchaser to perform, pay or discharge any liability assumed pursuant to Section 1.3, (ii) the operation of the Meridian Business after the Closing, or (iii) any actual or alleged defect in any product manufactured by Purchaser after the Closing; and

                  (d) any and all Related Expenses incident to any of the foregoing;

         provided, however, that within sixty (60) days after learning of the assertion of any Third Party Claim against which any Seller Party claims indemnification under this Section 10.5, such Seller Party shall notify Purchaser and afford it the opportunity to join in the defense or settlement thereof at Purchaser's own expense with counsel of its choosing, and such Seller Party shall cooperate fully to make available to Purchaser all pertinent information under its control or in its possession. Such Seller Party shall have the right to afford Purchaser the opportunity to assume the defense or settlement of such Third Party Claims at its own expense with counsel of its choosing, provided that Purchaser shall not settle any claim with the prior written consent of such Seller Party.

         10.6 COOPERATION. The parties hereto shall use reasonable efforts to minimize the obligation of the others to indemnify hereunder, by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as they believe may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

         10.7 ASSIGNMENT OF CLAIMS. The parties hereto agree that upon satisfaction of the obligation to indemnify hereunder, and in consideration thereof, to assign to the party making such payment or giving such credit, any and all claims, causes of action and demands of whatever kind and nature which such indemnified party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.

         10.8 SETTLEMENT OF CLAIMS. Notwithstanding anything herein contained to the contrary, in order to protect the Purchaser from any event which could materially adversely affect the Meridian Business, customers of the Meridian Business, or the Meridian Assets, Purchaser shall be entitled to settle any claims or actions, the defense of which Seller or the Shareholders would otherwise be entitled to assume or join in pursuant to the provisions hereof, provided Purchaser gives Seller not less than fifteen (15) days prior written notice of such claim or action and the proposed settlement. The terms of such settlement shall be binding upon Seller and the Shareholders so long as they are commercially reasonable measured in the context of the matter settled and not in respect of other considerations of the Purchaser.

         10.9 REMEDIES NOT EXCLUSIVE. The Purchaser Parties shall be entitled to exercise and resort to all rights and remedies for misrepresentation or breach as are afforded to the Purchaser Parties at law or in equity, including, without limitation, rescission, specific performance, action for damages, adjustment to the Purchase Price or such other remedies and relief as may be afforded to the Purchaser Parties under this Agreement or by a court of competent jurisdiction. Neither the existence or exercise of any specific remedies is intended to be exclusive of or impair or otherwise adversely affect in any manner whatsoever any rights, remedies or relief otherwise available to the Purchaser Parties, and each and every right and remedy will be cumulative and in addition to every other right and remedy provided in this Agreement or by law.

         10.10 RIGHT OF OFFSET. Any amounts payable by Purchaser to Seller or the Shareholders under this Agreement or the Attendant Documents may, at the option of Purchaser, be set off against any amounts due Purchaser by Seller or the Shareholders under this Agreement or any of the other documents contemplated in this Agreement.

         10.11 LIMITATION ON INDEMNITIES. Any provision of this Agreement to the contrary notwithstanding, no claim for indemnification by any Purchaser against Seller and/or the Shareholders (which, for the purposes of this sentence only, shall be considered a collective body, and shall be referred to as the "Seller Group" and shall be considered a single party), or by the Seller Group against Purchaser, shall be valid and assertible unless the amount of such claim exceeds Two Thousand Five Hundred Dollars ($2,500.00) (the "Minimum Claim Amount") and unless and until the aggregate amount of all claims exceeds Twenty-Five Thousand Dollars ($25,000.00) (the "Basket Amount"), and then such party may only seek indemnification to the extent all claims exceed the Basket Amount; provided however, that all claims shall count toward the Basket Amount, regardless of whether they exceed the Minimum Claim Amount. Notwithstanding any provision of this Agreement to the contrary notwithstanding, the Minimum Claim Amount and the Basket Amount shall not apply to: (i) the failure of Purchaser to perform, pay or discharge any liability assumed pursuant to Section 1.3; (ii) the failure of Seller to perform, pay or discharge any liability not assumed by Purchaser pursuant to Section 1.3; (iii) any claim relating to Seller's non-compliance with the provisions of any bulk transfer law or the WARN Act; (iv) the operation of the Meridian Business after the Closing; (v) any party's failure to comply with its affirmative obligations under this Agreement; or (vi) Seller's indemnification obligations under Section 10.3(f) above or any breach of the representations and warranties set forth in the first sentence of Section 3.24 or the first and second sentences of Section 3.7.

         10.12 ARBITRATION.

                  (a) If a party hereto has any claim against any other party hereto under this Agreement, the party seeking recovery shall set forth the amount of the claim and the circumstance in a written demand to the party from whom recovery is sought (the "Demand"). If the party from whom recovery is sought gives the party seeking recovery a written rejection of the Demand within thirty (30) days of its receipt of the Demand, then the claim shall be submitted to arbitration under Section 10.12(b). If the party from whom recovery is sought does not give the party seeking recovery a written rejection of the Demand within thirty (30) days of its receipt of the Demand, then the validity and the amount of the claim set forth in the Demand shall be conclusive and shall be due and payable from the party from whom recovery is sought.

                  (b) If the party from whom recovery is sought gives the party seeking recovery a written rejection of the Demand, as set forth in
         Section 10.12(a), then the parties shall submit the claim set forth in the Demand to binding arbitration, in the Detroit, Michigan area under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining before a panel of three arbitrators one of whom shall be selected by Purchaser, one of whom shall be collectively selected by Seller and the Shareholders and the third of whom shall be selected by the other two. The award rendered by the arbitrators shall be final and binding, and a judgment may be entered upon such award in a court of competent jurisdiction. All of the parties to this Agreement hereby consent to the jurisdiction of the courts of the State of Michigan for purposes of entering judgment with respect to such award. Once any award shall be made hereunder (and shall become final), the parties shall promptly comply with the terms of such award and shall share equally the cost of arbitration; provided, however, if the arbitrators find 100% in favor of one party, then the losing party shall pay the entire cost of arbitration and reimburse the prevailing party for all of its actual costs incurred including attorney fees.

                                   ARTICLE XI

                           DESTRUCTION OR CONDEMNATION

         11.1 DESTRUCTION. In the event any part of the Meridian Assets shall be damaged or destroyed prior to the Closing Date, Seller shall notify Purchaser thereof, which notice shall include a description of the damage and all pertinent insurance information. If the use of the Meridian Assets or the operation of the Meridian Business is materially affected by such damage or destruction or the cost to repair such damage or destruction exceeds Twenty Five Thousand and 00/100 ($25,000.00) Dollars, whether or not covered by insurance, Purchaser shall have the right to terminate this Agreement by notifying Seller within ten (10) days following the date Purchaser receives notice of such occurrence, in which event Seller, the Shareholders and Purchaser shall have no further obligation or liability to the others hereunder. If Purchaser does not elect to terminate this Agreement, or notify Seller within the said ten (10) day period, on the Closing Date Seller shall assign to Purchaser all of Seller's right, title and interest in and to the proceeds of any insurance presently carried by or payable to Seller.

                                   ARTICLE XII

                                   TERMINATION

         12.1 TERMINATION. This Agreement may be terminated at any time before the Closing:

                  (a) by mutual consent of Purchaser and Seller; or

                  (b) by Purchaser if any of the conditions set forth in Article V of this Agreement have not been fulfilled, satisfied or waived by April 30, 1998;

                  (c) by Seller or the Shareholders if any of the conditions set forth in Article V of this Agreement have not been fulfilled, satisfied or waived by April 30, 1998; or

                  (d) by Purchaser in accordance with Section 11.1.

         12.2 EFFECT OF TERMINATION. If this Agreement is terminated in accordance with Section 12.1 of this Agreement, it shall be null and void and have no further force or effect, except as provided in the immediately following sentence. In the event a party terminates this Agreement as a result of a material breach by another party, then such party shall be entitled to recover from the defaulting party all out-of-pocket expenses incurred by it and any of its affiliates (including, without limitation, legal and accounting fees and expenses) in connection with (a) the preparation, drafting and negotiation of this Agreement and any other document related to the transactions contemplated hereunder (the "Professional Expenses") and (b) the due diligence review by Purchaser and its affiliates of Seller's business, properties, operations and financial condition; provided that the parties agree that a failure to satisfy the conditions precedent contained in Sections 5.1 and 6.1 shall not be deemed a material breach of this Agreement if such failure relates to a representation and warranty which either (i) was true and correct as of the date of this Agreement but became not true and correct as of the Closing due to intervening events, acts or omissions not within the control of the party making such representation and warranty or (ii) shall be curable and the party making such representation and warranty agrees, in writing, to cure such breach within a reasonable time period acceptable to the other party and to indemnify and hold harmless the other party in the manner and to the extent set forth in Article X.

         12.3 EXPENSES AND LIABILITY. Except as otherwise provided in this Agreement, each of the parties will pay its own costs and expenses relating to the transactions provided for in this Agreement irrespective of when incurred.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 NOTICES. All notices, elections, demands, requests, consents, approvals, statements or other communications (collectively, "notices or demands") upon any party hereto desired or required to be given under any of the provisions hereof shall be given or made only by being in writing and: (i) delivered personally to the party to whom it is directed; (ii) sent by facsimile (with hard copy to follow in the manner described in clause (iii) below); or
(iii) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed, at the following addresses or fax numbers, or at such other address or fax numbers as the parties may hereafter indicate by written notice as provided herein.

         IF TO SELLER:                            WITH A REQUIRED COPY TO:
         Insight Biomedical Imaging, Inc.         Loomis, Ewert, Parsley, Davis & Gotting
         340 Granite Street Suite 200             232 S. Capital Avenue #1000
         Manchester, New Hampshire  03102         Lansing, Michigan
         Attn: Bruce Reeves                       Attn: Michael G. Oliva
         Fax: (603) 641-9535                      Fax: (517) 482-7227

         IF TO PURCHASER:                         WITH A REQUIRED COPY TO:
         Genomic Solutions Inc.                   Jaffe, Raitt, Heuer & Weiss
         4355 Varsity Drive                       Professional Corporation
         Ann Arbor, Michigan 48108                Suite 2400
         Attn:  Jeff Williams                     One Woodward Avenue
         Fax: (734) 975-4808                      Detroit, MI  48226
                                                  Attn: Peter Sugar, Esq.
                                                  Fax: (313) 961-8358

Except as otherwise provided in this Agreement, any such notice or demand (x) given or made in the manner indicated in clause (i) or (ii) of this Section 13.1 shall be deemed to be given or made on the day on which it was delivered or faxed (provided that the sender's fax machine indicates that the fax was completed); and (y) given or made in the manner indicated in clause (iii) of this Section 13.1 shall be deemed to be given or made on the second business day after the day on which it was deposited in a regularly maintained receptacle for the deposit of the United States mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in a regularly maintained receptacle for the deposit of overnight express mail.

         13.2 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13.3 CONSTRUCTION. This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of the State of Michigan, with regard to such state's conflicts of laws doctrine. Seller, the Shareholders and Purchaser acknowledge that each of them has equally participated in the final wording of this Agreement. Accordingly, the parties agree that this Agreement shall be construed equally against each party, and shall not be more harshly construed against one party by reason of the fact that such party's counsel may have prepared this, the final version of the Agreement between the parties hereto.

         13.4 BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         13.5 ENTIRE AGREEMENT. This Agreement, including the Schedules attached or to be attached hereto, is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters herein contained and relative thereof, and supersedes any previous agreements between the parties pertaining to such matters.

         13.6 SEVERABILITY. If any part of this Agreement is held to be invalid or unenforceable under the laws of any jurisdiction where this Agreement is to be governed or sought to be enforced, the remaining provisions shall be enforceable to the maximum extent permitted by law; provided that the remaining provisions effectuate the intent of the parties as manifested herein.

         13.7 WAIVER. The waiver by any party of any breach of any provision hereof shall not operate or be construed as a waiver of any subsequent or similar breach.

         13.8 AMENDMENT. This Agreement may only be amended by written agreement executed by the parties hereto.

         13.9 NO ASSIGNMENT; BENEFIT. No party may assign its rights and obligations under this Agreement without the prior written consent of the other parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

         13.10 FURTHER ASSURANCES. From time to time after the Closing Date, at Purchaser's request and without further consideration, Seller and the Shareholders shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as Purchaser may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Meridian Assets purchased pursuant hereto or to otherwise carry out the purpose and intent of this Agreement. Upon the request of Purchaser, Seller and the Shareholders will cooperate and will use their best efforts to have the officers, directors and other employees of Seller cooperate with Purchaser on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and which are based upon contracts, leases, arrangements or acts of Seller which were in effect or occurred on or prior to the Closing Date.

         13.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

         13.12 INTERVENING PERIOD. Notwithstanding anything in this Agreement to the contrary, all cash received by Seller in respect of purchase orders outstanding as of or received after March 24, 1998, except for those orders listed on Schedule 13.12, shall be paid to Purchaser at the Closing (the "Intervening Period Payment").

         13.13 ACTIVE EMPLOYEE REIMBURSEMENTS. On the Closing Date, Purchaser shall reimburse Seller for all wages paid to Active Employees by Seller which were earned between April 13, 1998 and the Closing Date. Purchaser shall also reimburse Seller for its out of pocket expenses incurred with respect to the Active Employees' health and welfare or workers compensation benefits incurred between April 13, 1998 and the Closing Date.

         13.14 NO THIRD PARTY BENEFICIARIES. The obligations undertaken by Purchaser, Seller and the Shareholders in this Agreement are for the benefit of Purchaser, Seller and the Shareholders only, and neither any creditor of Purchaser, Seller or of any of the Shareholders, nor any other party (other than a successor in interest to Purchaser, Seller or the Shareholders), shall have the right to rely on or enforce the provisions of this Agreement as a third-party beneficiary or otherwise.



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         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase
Agreement to be fully executed as of 14th April, 1998.

                             SELLER:

                             INSIGHT BIOMEDICAL IMAGING, INC.,
                             a Delaware corporation


                             By: /s/ Bruce Reeves
                                ------------------------------------------
                             Its: President and CEO
                                 -----------------------------------------


                             SHAREHOLDERS

                             /s/ Sandra Reeves
                             ---------------------------------------------
                             Sandra Reeves


                             /s/ Nigel Fleming
                             ---------------------------------------------
                             Nigel Fleming


                             PURCHASER:

                             GENOMIC SOLUTIONS INC., a Delaware corporation


                             By: /s/ Jeffrey S. Williams
                             ---------------------------------------------
                                      Jeffrey S. Williams, President and
                                      Chief Executive Officer






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